Exhibit 10.1

EXECUTION VERSION

TERMINATION AND SETTLEMENT AGREEMENT

This Termination and Settlement Agreement (this “Agreement”), dated as of December 13, 2021, is entered into by and among South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), Michigan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Magnachip Semiconductor Corporation, a Delaware corporation (the “Company”), and Wise Road Capital LTD (“Wise Road”). Each of Parent, Merger Sub, Wise Road and the Company are sometimes referred to herein as a “Party”.

Preliminary Statements

A. The Parties (other than Wise Road) are each a party to that certain Agreement and Plan of Merger, dated as of March 25, 2021, as amended by that certain letter agreement, dated as of August 23, 2021 (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub was to be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed thereto in the Merger Agreement.

B. Concurrently with the execution of the Merger Agreement, Parent delivered to the Company the Standby Letter of Credit, pursuant to which the amount in cash set forth therein (or a portion thereof) could be drawn by the Company, subject to the terms thereof, in the event the Parent Termination Fee or other Damages were to become payable pursuant to the terms of the Merger Agreement.

C. Concurrently with the execution of the Merger Agreement, (i) North Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Sponsor”), entered into an equity commitment letter (the “Equity Commitment Letter”), pursuant to which the Sponsor has committed to provide Parent with equity financing in the amount set forth therein and to which the Company is a party, and (ii) certain direct or indirect investors in the Sponsor (such Persons in such capacity, the “Investors”) entered into equity commitment letters (collectively, the “Investor Commitment Letters”), pursuant to which the Investors have committed to provide Sponsor, directly or indirectly, with equity financing in the amount set forth therein.

D. Pursuant to Section 7.6(e)(iv) of the Merger Agreement, Parent and the Company entered into an Escrow Agreement, dated as of July 9, 2021 (the “Escrow Agreement”), with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), pursuant to which the applicable funds issuable under the Standby Letter of Credit were to be deposited into an escrow account in the event of a dispute over the payment of the Parent Termination Fee, subject to the terms and conditions of the Escrow Agreement and the Merger Agreement.

E. Pursuant to Section 7.1 of the Merger Agreement, the Merger Agreement may be terminated by the mutual written consent of Parent and the Company.

F. The Parties desire to mutually terminate the Merger Agreement, with such termination to be effective as of the Termination Effective Time (as defined below), and to be bound by the other provisions set forth herein.

Agreement

In consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereby agree as follows:

1. Termination. The Parties agree that, pursuant to Section 7.1 of the Merger Agreement, effective upon confirmation by the Company of the receipt of the full amount of the Parent Initial Fee (as defined below) and receipt of the original fully executed Amended Standby Letter of Credit (as defined below) (the “Termination

Effective Time”), and without further action of any Party or other Person, the Merger Agreement is hereby terminated in its entirety by mutual written consent of the Parties (the “Termination”). The Company shall provide written notice to Parent of its receipt of the full amount of the Parent Initial Fee, its receipt of the original fully executed Amended Standby Letter of Credit and its receipt of the Remaining Parent Fee, in each case, within one day after its receipt thereof. Upon the Termination Effective Time, the Merger Agreement shall become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company (or any Parent Related Party or Company Related Party); provided, that the Confidentiality Agreements shall survive the Termination and remain in full force and effect in accordance with their respective terms and Parent, for and on behalf of itself, Merger Sub and the Sponsor, hereby agrees to be bound by the terms and provisions of the Confidentiality Agreements applicable to Wise Road.

2. Parent Fees. Promptly following the execution of this Agreement, and in any event no later than 5:00 p.m. Eastern time on December 15, 2021 (the “Parent Initial Fee Deadline”), and in consideration for the agreements made by the Company under this Agreement, Parent shall (and Wise Road shall cause Parent to) pay or cause to be paid $51,000,000 (the “Parent Initial Fee”) in cash by wire transfer of immediately available funds to the account designated by the Company prior to the date hereof. By no later than 5:00 p.m. Eastern time on March 31, 2022 (the “End Date”), Parent shall (and Wise Road shall cause Parent to) pay or cause to be paid $19,200,000 (the “Remaining Parent Fee”) in cash by wire transfer of immediately available funds to the account designated by the Company. Neither the Parent Initial Fee nor the Remaining Parent Fee shall be repayable or refundable under any circumstances. The Parties acknowledge and agree that, effective as of, and from and after, the Termination Effective Time, neither the Company Termination Fee nor the Parent Termination Fee shall be payable in connection with this Agreement, the Merger Agreement, the Termination or otherwise.

3. Amended Standby Letter of Credit. Promptly following the execution of this Agreement, and in any event no later than 5:00 p.m. Eastern time on December 22, 2021 (the “SBLC Deadline”), (a) the Parties shall cause the Standby Letter of Credit to be amended to provide that, on or any time after April 1, 2022, if Parent has not paid the Remaining Parent Fee to the Company by the End Date, the Company may deliver a draw notice to the Issuing Bank and demand immediate payment of the full amount of the Remaining Parent Fee (which, for the avoidance of doubt, will not require any consent, instruction or other approval or acknowledgment from Parent or any of its Affiliates) (the “Amended Standby Letter of Credit”), and (b) Parent and Wise Road shall cause an original fully executed version of the Amended Standby Letter of Credit to be delivered to the Company or its designee.

4. Escrow Agreement. As soon as reasonably practicable after the Termination Effective Time, Parent and the Company shall deliver a joint written instruction to the Escrow Agent notifying it of the termination of the Escrow Agreement.

5. Equity Commitment Letter; Investor Commitment Letters. The Parties agree that, effective as of the Termination Effective Time, and without further action on the part of any Party or any other Person, the Equity Commitment Letter and the Investor Commitment Letters will be terminated in their entirety and, upon the Termination Effective Time, the Equity Commitment Letter and the Investor Commitment Letters shall become void and have no effect, without any liability or obligation on the part of the Sponsor, the Investors, Parent or Merger Sub (or any other Parent Related Party). The Company hereby waives, and covenants to refrain from asserting, any and all rights to object to, interfere with or otherwise prevent the termination of the Equity Commitment Letter and/or the Investor Commitment Letters. This Section 5 is intended to benefit, and may be enforced by, the Sponsor and the Investors (and each such Person shall be a third party beneficiary of this Section 5) and shall be binding on the Company, its Subsidiaries and their respective current and future Affiliates.

6. Mutual Releases.

a. Company Related Party Release. Effective as of the Termination Effective Time, to the fullest extent permitted by Law, the Company, for and on behalf of itself and each of the other Company Related Parties, hereby knowingly, voluntarily and irrevocably fully releases and forever discharges Wise Road and the Parent Related Parties from any and all liabilities, claims, actions, causes of action, obligations, demands, costs, damages, expenses, fees and charges of every kind and any nature whatsoever (collectively, “Claims”), in each case, whether known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, or accrued or unaccrued, in connection with, arising out of or relating to the Merger Agreement, the Equity Commitment Letter, any of the Investor Commitment Letters or any of the transactions contemplated thereby, including (i) any Claim that the Company is entitled to the Parent Termination Fee or any Damages for or in connection with any breach or failure to perform under the Merger Agreement, the Equity Commitment Letter or any of the Investor Commitment Letters or in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith, (ii) any events, matters, causes, things, acts, omissions, disclosures or communications related to the Merger Agreement or the transactions contemplated thereby and (iii) any events, matters, causes, things, acts, omissions, disclosures or communications related to the termination of the Merger Agreement, the Equity Commitment Letter or any of the Investor Commitment Letters or the negotiation of this Agreement (the claims released pursuant to this Section 6.a (subject to the following proviso), the “Company Released Claims”); provided, that the foregoing shall not release, or limit the rights or obligations of, Wise Road or any Parent Related Party under (x) this Agreement (including the obligation to pay the Parent Initial Fee and the Remaining Parent Fee), (y) the Confidentiality Agreements or (z) any agreements entered into following the Termination Effective Time. Effective as of the Termination Effective Time, (A) the Company, for and on behalf of itself and each of the other Company Related Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Action of any kind against Wise Road or any Parent Related Party based upon any Company Released Claim and (B) if the Company (or any of the other Company Related Parties) brings any claim, demand, or Legal Action against Wise Road or any Parent Related Party in any legal or arbitral proceeding of any kind with respect to any Company Released Claim, then the Company shall indemnify Wise Road or such Parent Related Party in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable attorney’s fees and expenses) entered against, paid or incurred by Wise Road or such Parent Related Party.

b. Parent Related Party Release. Effective as of the date hereof, to the fullest extent permitted by Law, each of Wise Road and Parent, for and on behalf of itself and each of the other Parent Related Parties, hereby knowingly, voluntarily and irrevocably fully releases and forever discharges the Company Related Parties from any and all Claims, in each case, whether known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, or accrued or unaccrued, in connection with, arising out of or relating to the Merger Agreement or the transactions contemplated thereby, including (i) any Claim that Parent is entitled to the Company Termination Fee or any Damages for or in connection with any breach or failure to perform under the Merger Agreement or in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith, (ii) any events, matters, causes, things, acts, omissions, disclosures or communications related to the Merger Agreement or the transactions contemplated thereby and (iii) any events, matters, causes, things, acts, omissions, disclosures or communications related to the termination of the Merger Agreement or the negotiation of this Agreement (the claims released pursuant to this Section 6.b (subject to the following proviso), the “Parent Released Claims” and, together with the Company Released Claims, the “Released Claims”); provided, that the foregoing shall not release, or limit the rights or obligations of, any Company Related Party under (x) this Agreement, (y) the Confidentiality Agreements or (z) any agreements entered into following the date hereof. Effective as of the date hereof, (A) Parent, for and on behalf of itself and each of the other Parent Related Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Action of any kind against any Company Related Party based upon any Parent Released Claim, and (B) if Parent (or any of the other Parent Related Parties) brings any claim, demand or Legal Action against any Company Related Party in any legal or arbitral proceeding of any kind with respect to any Parent Released Claim, then Parent shall indemnify such Company Related Party in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable attorney’s fees and expenses) entered against, paid or incurred by such Company Related Party.

c. Release and Waiver of Known and Unknown Claims by the Parties. With respect to the Released Claims, as of the effective time of the applicable releases and covenants set forth in Sections 6.a and 6.b above, each Party, for and on behalf of itself and the Company Related Parties, in the case of the Company, and the Parent Related Parties, in the case of Parent, Merger Sub and Wise Road, expressly waives, to the fullest extent permitted by Law, the provisions, rights and benefits of Section 1542 of the California Civil Code (and any similar Law of any other state, territory or jurisdiction regarding the release of unknown claims), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7. Publicity. Promptly following the execution and delivery of this Agreement, the Company shall issue a press release and/or other public statement announcing, among other things, the execution of this Agreement and the Company agrees to consult with Parent (and take Parent’s views into account) with respect to the portions of such press release and public statement that relate to this Agreement or the termination of the Merger Agreement, the Equity Commitment Letter, the Investor Commitment Letters and/or the transactions contemplated by any of the foregoing, before issuing any such press release or public statement. Following the issuance of such initial press release and/or public statement, neither Parent nor the Company shall issue any other press release or make any other public statement prior to consulting with the other Party, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the other Party, (a) the Company may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) either the Company or Parent may disseminate the information included in a press release or other document previously approved for external distribution by Parent (in the case of the Company) or the Company (in the case of Parent).

8. Non-Disparagement. Effective as of the Termination Effective Time, except as required by applicable Law, or in connection with any Claim not prohibited hereby, no Party shall, directly or indirectly, make any public statements or any private statements to third parties (in each case, oral or written) that would reasonably be understood as disparaging the business or conduct of any other Party or any of such Party’s Affiliates.

9. Representations and Warranties. Each Party represents and warrants to the other Parties that: (i) such Party has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (iii) this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

10. Further Assurances. Each Party shall cooperate with each other Party in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority (including a Requesting Authority), in each case to the extent applicable, in connection with the transactions contemplated by the Merger Agreement.

11. Failure to Pay Parent Initial Fee or Deliver Amended Standby Letter of Credit. If the Company has not been able to confirm: (a) receipt in its account of the full amount of the Parent Initial Fee by the Parent Initial Fee Deadline or (b) receipt of the original fully executed Amended Standby Letter of Credit by the SBLC Deadline, then, in each case, the Company shall thereafter have the right to notify any Governmental Authority that the terms and conditions of this Agreement in respect of the mutual termination of the Merger Agreement have not been satisfied and that the Merger Agreement remains in full force and effect subject to the terms hereof. Unless and until the Company has confirmed receipt of the full amount of the Parent Initial Fee and receipt of the original fully executed Amended Standby Letter of Credit, the Merger Agreement shall not be terminated and shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary set forth herein or in the Merger Agreement: (i) if the Merger Agreement is terminated under any circumstance other than pursuant to Section 1 of this Agreement and the Company has already received the Parent Initial Fee pursuant to this Agreement, then (x) the amount of the Parent Initial Fee shall be deducted from any Parent Termination Fee due by Parent to the Company pursuant to the terms of the Merger Agreement and (y) the Remaining Parent Fee shall not be due or payable pursuant to this Agreement to the extent it would result in the Company receiving, in the aggregate, an amount in excess of $70,200,000 under this Agreement and the Merger Agreement; (ii) if the Merger Agreement is terminated under any circumstance other than pursuant to Section 1 of this Agreement and the Company has not already received the Parent Initial Fee pursuant to this Agreement, then neither the Parent Initial Fee nor the Remaining Parent Fee shall be due or payable pursuant to this Agreement to the extent it would result in the Company receiving, in the aggregate, an amount in excess of $70,200,000 under this Agreement and the Merger Agreement; (iii) from and after the date hereof, in no event shall Parent be entitled to terminate the Merger Agreement unilaterally without the prior written consent of the Company; and (iv) from and after the date of this Agreement, none of the Company, Parent or Merger Sub shall be bound by, or otherwise be required to comply with, any of the covenants applicable to it set forth in Article V (Covenants) of the Merger Agreement, other than, (A) with respect to Parent, Section 5.11 (Fees and Expenses) and Section 5.15(d) (Financing Cooperation), and (B) with respect to the Company, Section 5.11 (Fees and Expenses). For the avoidance of doubt, the Parties acknowledge and agree that the Confidentiality Agreements remain in full force and effect in accordance with their respective terms and Parent, for and on behalf of itself, Merger Sub and the Sponsor, hereby agrees to be bound by the terms and provisions of the Confidentiality Agreements applicable to Wise Road.

12. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreements and, until the Effective Termination Time, the Merger Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Each Party acknowledges and agrees that (a) each of the Company Related Parties and Parent Related Parties are express third party beneficiaries of the releases and covenants not to sue contained in Section 6 of this Agreement and are entitled to enforce their rights under such sections to the same extent that such Persons could enforce such rights if they were a party to this Agreement, and (b) the Sponsor and each of the Investors are express third party beneficiaries of the provisions contained in Section 5 of this Agreement and are entitled to enforce their rights under such section to the same extent that such Persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any person other than the Parties any rights or remedies hereunder.

13. Governing Law; Consent to Jurisdiction.

a. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

b. The Parties hereby agree that in order to obtain prompt and expeditious resolution of all disputes arising out of or relating to this Agreement, including the existence, validity, interpretation or performance of this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any claim arising out of or related to the Parties’ relationship, rights, duties and obligations hereunder, whether based on contract, tort or statute, and the substantive or procedural arbitrability of any claim hereunder), all such disputes shall be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA”, 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration, except as modified herein.

c. The arbitral panel shall consist of three arbitrators (the “Tribunal”). The situs of the arbitration shall be the State of Delaware, although the evidentiary and other proceedings shall be conducted in New York (Manhattan), New York. The Tribunal may conduct proceedings in other locations if necessary for the taking of evidence. The language of the arbitration proceedings, and of the arbitral award, shall be the English language. The Parties agree that (A) the claimant(s) and respondent(s) shall each appoint one arbitrator within twenty (20) days of the date of delivery of the notice of arbitration; and (B) the two party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chair of the Tribunal, within twenty (20) days from the date of the appointment of the second arbitrator. Each member of the Tribunal must be a former judge of the Delaware Supreme Court and/or Delaware Court of Chancery; provided, that in the event a former Delaware judge is unavailable to serve as arbitrator for one or more of the positions on the Tribunal, then the Parties shall submit a petition for the appointment of one or more arbitrators (as needed to complete the three-member Tribunal) to the Court of Chancery of the State of Delaware under Section 5805 of the DRAA. Any arbitrator not timely appointed as provided in clause (A) or (B) of this Section 13.c shall be appointed by the Delaware Court of Chancery in accordance with Section 5805 of the DRAA. In the event that the Tribunal retains counsel in consultation with the Parties under Section 5806 of the DRAA, then such counsel shall be impartial and shall be knowledgeable about and experienced with the practice of law and have had at least fifteen (15) years of legal experience in the area of mergers and acquisitions or complex commercial transactions. Only the Court of Chancery of the State of Delaware shall have the power and authority to appoint a new arbitrator in the event any arbitrator becomes unable to continue as arbitrator for any reason.

d. The arbitration shall be deemed commenced when the claimant(s) deliver a notice of arbitration to all of the respondents in the manner provided for notices in Section 15. The Parties agree that the preliminary conference shall be no later than ten days after the constitution of the Tribunal. The Parties agree that any service or written communication (including, the answer, any reply or exchange of information) under the DRAA or the Rules shall be made in a manner provided by Section 15 of this Agreement, or as otherwise agreed by the Parties. In connection with any arbitration proceeding hereunder, the Tribunal shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than five persons on each side and for not more than six hours in total for the deposition of each such person. Where reasonably necessary, depositions may be taken by videoconference or other telephonic means, or in the jurisdiction where a witness resides or regularly transacts business. The Tribunal may seek to compel the production of evidence from non-parties to the fullest extent permitted by applicable Law. The arbitration hearing shall be limited to one day, if the Tribunal deems such limitation appropriate, and provided, that the Tribunal, where it considers it appropriate in order to provide any Party with a full and fair opportunity to be heard, may require a hearing be held over the course of more than one day, and shall be conducted as soon as reasonably practicable after the constitution of the Tribunal, as determined by the Tribunal.

e. For the purposes of DRAA § 5808(b), and all other purposes, the Tribunal shall issue its final award as promptly as practicable taking into account the nature of the claims and any other facts or circumstances the Tribunal deems relevant, but in no event later than 60 calendar days after the close of the arbitration hearing. The Parties agree that the Tribunal may extend any deadline set forth in Section 13.d and Section 13.e if, in its own discretion, more time is needed in light of the nature of the claims and the relevant facts and circumstances. The Tribunal is authorized to award monetary damages and to grant specific performance of this Agreement and other injunctive relief, including interim relief pending the final award. The parties hereto shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the Tribunal and the costs of administration.

f. Nothing in this Section 13 shall prevent a Party from seeking provisional, interim or conservatory measures from any court of competent jurisdiction at any time if any such Party believes in good faith that it will suffer irreparable injury before the Tribunal has been appointed or before the Tribunal has had time to render a final award. Any such request by a Party to a court for provisional, interim or conservatory measures shall not be deemed incompatible with the agreement to arbitrate in this Section 13, the DRAA or a waiver of the right to arbitrate.

g. The arbitral award shall be final and non-appealable. Judgment upon the arbitral award may be entered and enforced in any court of competent jurisdiction. The Parties hereby agree to waive any claim that this agreement to arbitrate is not valid under the Laws of the U.S., any foreign country or any international agreement.

h. For the avoidance of doubt, and in furtherance of Section 13.a, the Parties hereby acknowledge and agree that any legal proceeding conducted under this Section 13 shall be governed by or construed under the laws of the State of Delaware, without regard to principles of conflict of laws and regardless of whether the laws of the State of Delaware govern the Parties’ other rights, remedies, liabilities, powers and duties.

14. Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or cure breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Parties have an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

15. Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Parent, to:

South Dearborn Limited

c/o Wise Road Capital

2/F, International Club Office Tower

21 Jian Wai Avenue

Chaoyang District, Beijing, China

Attention: Zhang Yuanjie

E-mail: zhangyuanjie@wiseroadcapital.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention: Keith A. Flaum

Facsimile: (650) 463-4199

Email: keith.flaum@hoganlovells.com

If to the Company, to:

c/o Magnachip Semiconductor, Ltd.

VPLEX Bldg., 15F

501 Teheran-ro, Gangnam-gu

Seoul 06168, Republic of Korea

Attention: Theodore S. Kim, General Counsel

Facsimile: +82-2-6903-5093

E-mail: theodore.kim@magnachip.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Ross A. Fieldston, Esq.
Jeffrey D. Marell, Esq.

Facsimile: (212) 757-3900

E-mail:	rfieldston@paulweiss.com
jmarell@paulweiss.com

16. Amendment; Assignment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns

17. Severability. If any condition, term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

18. Counterparts. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

19. Interpretation. Unless the express context otherwise requires: (a) references to the terms “Dollars” and “$” are to the currency of the United States of America; (b) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; and (e) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SOUTH DEARBORN LIMITED

By:	/s/ Zhang Yuanjie
Name: Zhang Yuanjie
Title: Director

MICHIGAN MERGER SUB, INC.

By:	/s/ Zhang Yuanjie
Name: Zhang Yuanjie
Title: Director

WISE ROAD CAPITAL LTD

By:	/s/ Zhang Yuanjie
Name: Zhang Yuanjie
Title: Director

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore S. Kim
	Name:	Theodore S. Kim
	Title:	Chief Compliance Officer, General Counsel and Secretary